212 W 35th Street
2nd Floor
New York, NY 10001
(212) 356-9500 | www.newtekone.com

Newtek®
Your Business Solutions Company™

May 11, 2016

To My Fellow Shareholders:

On May 11, 2016, Newtek Business Services Corp. ("Newtek" or the "Company") announced its intent to initiate a new share repurchase program in a press release. We are pleased to inform you that our Board of Directors has approved this new repurchase plan, pursuant to which Newtek may repurchase up to 150,000 additional shares of its common stock.

Share repurchases may be purchased in open market transactions, including through block purchases, in accordance with regulatory requirements. Newtek anticipates that the manner, timing, and amount of any share purchases will be determined by our management based upon the evaluation of market conditions, stock price, and additional factors.

Newtek expects the repurchase program to be in place for six months, through November 11, 2016, or until the approved number of shares have been purchased. The repurchase program does not obligate Newtek to acquire any specific number of shares, if any, and may be extended, modified or discontinued at any time.

Newtek intends to fund the repurchases through its available liquidity. In addition, Newtek will continuously evaluate alternate and strategic uses of its capital depending on, among other things, the fair value of Newtek's common stock and the other available capital deployment opportunities.

Newtek's Board of Directors previously authorized a share repurchase program in December 2015, under which the Company may purchase up to 150,000 shares of Newtek common stock. During the first quarter of 2016, the Company repurchased 70,000 shares of Newtek common stock under the program at a weighted-average price of $12.37 per share. The termination date for this repurchase program is June 3, 2016.

Newtek believes its repurchase plans underscore the confidence Newtek has in its investment portfolio and the long-term growth potential of the Company.

We appreciate your investment in Newtek and continued support. If you have any questions, please feel free to contact Jayne Cavuoto, Director of Investor Relations, at 212-273-8179, or jcavuoto@thesba.com.

Sincerely,

Barry Sloane
Founder, President, Chairman, and Chief Executive Officer